SWDocID131538.1




30994.1
131538.1
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ITHAKA ACQUISITION CORP.
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                         PURSUANT TO SECTION 242 OF THE
                       GENERAL CORPORATION LAW OF DELAWARE
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                  The undersigned Chief Executive Officer of Ithaka  Acquisition
Corp. ("Corporation"), DOES HEREBY CERTIFY:

         FIRST:   The name of the Corporation is Ithaka Acquisition Corp.

         SECOND: The certificate of incorporation of the Corporation is hereby amended to increase the capital of the Corporation by deleting the first paragraph under Paragraph FOURTH and in its stead substituting the following:

                           "FOURTH: The total number of shares of all classes of
                  capital stock which the Corporation shall have authority to issue is 36,000,000, of which 35,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share."

         THIRD: The foregoing Amendment to the Certificate of Incorporation was duly approved and adopted by joint unanimous written consent of the Corporation's Board of Directors and the holders of all of the outstanding shares entitled to vote on an amendment to the Certificate of Incorporation in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of Delaware.

         IN WITNESS WHEREOF, the undersigned have signed this Certificate of Amendment on this 18th day of April 2005.


                                         /s/ Paul A. Brooke
                                         Paul A. Brooke, Chief Executive Officer